As filed with the Securities and Exchange Commission on December 6, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Kubota Pharmaceutical Holdings Co., Ltd.

(Exact name of Registrant as specified in its charter)

Japan	98-1295657
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4-20-3 Ebisu, Shibuya-ku

Tokyo, Japan

+81 3-5789-5872

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

Kubota Pharmaceutical Holdings Co., Ltd. Stock Option Plan

Kubota Pharmaceutical Holdings Co., Ltd. Stock Option Substitution Awards

Kubota Pharmaceutical Holdings Co., Ltd. Restricted Stock Substitution Awards

Kubota Pharmaceutical Holdings Co., Ltd. Restricted Stock Unit Substitution Awards

(Full title of the plan(s))

Ryo Kubota, M.D., Ph.D.

Chairman, President and Chief Executive Officer

Kubota Pharmaceutical Holdings Co., Ltd.

1301 Second Avenue, Suite 4200

Seattle, Washington 98101

(206) 805-8300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Yoichiro Taku

Brian Keyes

Michael Nordtvedt

Wilson Sonsini Goodrich & Rosati,

Professional Corporation

701 Fifth Avenue, Suite 5100

Seattle, Washington 98104

(206) 883-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, without par value
—Reserved for issuance under the Kubota Pharmaceutical Holdings Co., Ltd. 2016-2026 Stock Option Plan	1,513,313(2)	$9.520042(3)	$14,406,804	$1,669.75
—Outstanding under the Kubota Pharmaceutical Holdings Co., Ltd. Stock Option Substitution Awards	2,037,548	$9.867999(4)	$20,106,521	$2,330.35
—Outstanding under the Kubota Pharmaceutical Holdings Co., Ltd. Restricted Stock Substitution Awards	73,981	$9.520042(3)	$704,303	$81.63
—Outstanding under the Kubota Pharmaceutical Holdings Co., Ltd. Restricted Stock Unit Substitution Awards	371,151	$9.520042(3)	$3,533,374	$409.52
TOTAL:	3,995,993		$38,751,002	$4,491.24

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the Kubota Pharmaceutical Holdings Co., Ltd.2016-2026 Stock Option Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)	Represents 1,513,313 shares of the Registrant’s common stock that are or may become available for future issuance under the Plan.
(3)	Pursuant to Rules 457(h)(1) and 457(c) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Registrant’s shares of common stock as reported on the Tokyo Stock Exchange on December 5, 2016 (Japan Time), translated into United States dollars at an exchange rate of US$1.00 = 113.76 Japanese Yen, which is the noon buying rate in New York City for cable transfers in foreign currencies as certified for customs purposes by the Federal Reserve Bank of New York on December 2, 2016.
(4)	Estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $9.867999 per share.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by Kubota Pharmaceutical Holdings Co., Ltd. (the “Registrant”) to register an aggregate of 1,513,313 shares of the Registrant’s common stock that may be issued pursuant to the grant or exercise of stock options under the Plan and an aggregate of 2,482,680 shares of the Registrant’s common stock that have been or may be issued pursuant to the Stock Option Substitution Awards, the Restricted Stock Units Substitution Awards and the Restricted Stock Substitution Awards. The Registrant is the successor issuer to Acucela Inc., a Washington corporation (“Acucela US”) following a merger (the “Merger”) that became effective on November 30, 2016 (Pacific Standard Time). The Merger was effected pursuant to the Agreement and Plan of Merger among the Registrant, Acucela US and Acucela North America Inc. (“US Merger Co”), a Washington corporation and wholly-owned subsidiary of the Registrant, dated as of August 9, 2016 (the “Merger Agreement”), pursuant to which Acucela US merged with and into US Merger Co, with US Merger Co surviving as a wholly-owned subsidiary of the Registrant and being renamed Acucela Inc. Pursuant to the Merger Agreement, each issued and outstanding share of Acucela US was cancelled and converted into one share of common stock of the Registrant. At the effective time of the Merger, all unexpired, unexercised and outstanding equity awards to acquire shares of Acucela US common stock under the Acucela Inc. 2014 Equity Incentive Plan, the 2012 Equity Incentive Plan and the 2002 Stock Option and Restricted Stock Plan (the “US Equity Plans”) were cancelled. Cancelled options to purchase shares of shares of Acucela U.S. common stock (each an “Acucela US stock option”) were exchanged for stock acquisition rights (shinkabu yoyakuken) to purchase shares of the Registrant’s common stock. Each such stock acquisition right will (1) be exercisable for the same number of shares of the Registrant’s common stock as such cancelled Acucela US stock option, (2) have the same exercise price as such cancelled Acucela US stock option, (3) be subject to the same vesting schedule as such cancelled Acucela US stock option, (4) have the same material terms as such cancelled Acucela US stock option (to the extent reasonably practicable under Japanese laws and regulations and not rendered inoperative by reason of the Merger), and (5) not provide such cancelled Acucela US stock option holder with any additional benefits not provided under such cancelled Acucela US stock option. Cancelled restricted stock units under US Equity Plans (each an “Acucela US restricted stock unit”) will be exchanged for stock acquisition rights to purchase shares of the Registrant’s common stock. Each such stock acquisition right will (1) be exercisable for one share of the Registrant’s common stock, (2) have an exercise price of one (1) yen per share, (3) be subject to the same vesting schedule as such cancelled Acucela US restricted stock units, and (4) have material terms that are substantially similar to such cancelled Acucela US restricted stock units (to the extent reasonably practicable under Japanese laws and regulations and not rendered inoperative by reason of the Merger). In addition, all outstanding shares of restricted stock granted by Acucela US under the US Equity Plans (“Acucela US restricted stock”) were cancelled, and in exchange therefor, shares of the Registrant’s common stock were distributed to the holders of such cancelled Acucela US restricted stock. Each such share of the Registrant’s common stock are subject to restrictions that are substantially similar in all material respects to such Acucela US restricted stock (to the extent reasonably practicable under Japanese laws and regulations and not rendered inoperative by reason of the Merger)

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement on Form S-8 (the “Registration Statement”) in accordance with the provisions of Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the US Equity Plans covered by this Registration Statement as specified by

Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Kubota Pharmaceutical Holdings Co., Ltd. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents which have been previously filed with the Securities and Exchange Commission (the “Commission”) by the Registrant and Acucela US:

(1)	Acucela US’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed on March 11, 2016;

(2)	Acucela US’s Quarterly Report on Form 10-Q for the period ended March 31, 2016 filed on May 10, 2016;

(3)	Acucela US’s Quarterly Report on Form 10-Q for the period ended June 30, 2016 filed on August 8, 2016;

(4)	Acucela US’s Quarterly Report on Form 10-Q for the period ended September 30, 2016 filed on November 4, 2016;

(5)	Current Reports on Form 8-K, filed by Acucela US on February 16, 2016, March 17, 2016, March 29, 2016, March 31, 2016, April 5, 2016, April 28, 2016, May 26, 2016, May 26, 2016, May 27, 2016, June 14, 2016, June 16, 2016, July 13, 2016, August 10, 2016, September 15, 2016, October 19, 2016 and October 28, 2016; and

(6)	The description of the Registrant’s share capital contained in the Registrant’s Current Report on Form 8-K12G3 filed on December 2, 2016, including any amendment or report filed for the purpose of updating such description.

(7)	Current Reports on Form 8-K, filed by the Registrant on December 2, 2016, December 6, 2016 and December 6, 2016.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Article 330 and Article 402, Paragraph 3 of the Companies Act of Japan (Kaisha Hou) (the “Japanese Companies Act”) make the provision of Section 10, Chapter 2, Book III of the Civil Code of Japan applicable to the relationship between the Registrant and its directors and officers. Section 10, among other things, provides in effect that:

(1) Any director or executive officer may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him;

(2) If a director or executive officer has paid any expenses which are considered necessary for the management of the affairs of such company entrusted to him, he may demand reimbursement therefor from the company;

(3) If a director or executive officer has assumed an obligation necessary for the management of the affairs entrusted to him, he may require the company to perform it in his place or, if it is not due, to furnish adequate security; and

(4) If a director or executive officer, without any fault on his part, sustains damage through the management of the affairs entrusted to him, he may demand compensation therefor from the company.

Under Article 404, Paragraph 4 of the Japanese Companies Act, a company may not refuse a demand referred to in subparagraphs (1) through (3) above from a member of an audit committee, compensation committee or nominating committee unless the company establishes that the relevant expense or obligation was or is not necessary for the performance of the committee member’s duties.

The directors and executive officers of the Registrant maintain liability insurance to cover themselves against liability for damages incurred by them in connection with their performance of duties in their capacities as such and litigation expenses incurred in relation thereto.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description

4.1	Kubota Pharmaceutical Holdings Co., Ltd. 2016-2026 Stock Option Plan and forms of agreements thereunder (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on December 2, 2016 (File No. 000-55133)).

4.2	Form of Stock Option Substitution Agreement of Kubota Pharmaceutical Holdings Co., Ltd. (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on December 2, 2016 (File No. 000-55133)).

4.3	Form of Restricted Stock Substitution Agreement of Kubota Pharmaceutical Holdings Co., Ltd. (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed on December 2, 2016 (File No. 000-55133)).

4.4	Form of Restricted Stock Unit Substitution Agreement of Kubota Pharmaceutical Holdings Co., Ltd. (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed on December 2, 2016 (File No. 000-55133)).

5.1	Opinion of Mori Hamada & Matsumoto.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Mori Hamada & Matsumoto (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (contained on signature page hereto).

Item 9. Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tokyo, Japan, on 6th day of December, 2016.

KUBOTA PHARMACEUTICAL HOLDINGS CO., LTD.

By:	/s/ Ryo Kubota
Ryo Kubota, M.D., Ph.D.
Chairman, President and Chief Executive Officer

Each person whose signature appears below appoints Ryo Kubota and John Gebhart, who may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 6th day of December, 2016.

Signature	Title	Date

/s/ Ryo Kubota Ryo Kubota, M.D., Ph.D.	Chairman, President and Chief Executive Officer (Principal Executive Officer, Director and Authorized Representative in the United States)	December 6, 2016

/s/ John Gebhart John Gebhart	Chief Financial Officer, Treasurer and Secretary (Principal Accounting and Financial Officer)	December 6, 2016

/s/ Shintaro Asako Shintaro Asako	Director	December 6, 2016

/s/ Shiro Mita Shiro Mita, Ph.D.	Director	December 6, 2016

/s/ Eisaku Nakamura Eisaku Nakamura	Director	December 6, 2016

/s/ Robert Takeuchi Robert Takeuchi	Director	December 6, 2016

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description

4.1	Kubota Pharmaceutical Holdings Co., Ltd. 2016-2026 Stock Option Plan and forms of agreements thereunder (incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K filed on December 2, 2016 (File No. 000-55133)).

4.2	Form of Stock Option Substitution Agreement of Kubota Pharmaceutical Holdings Co., Ltd. (incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K filed on December 2, 2016 (File No. 000-55133)).

4.3	Form of Restricted Stock Substitution Agreement of Kubota Pharmaceutical Holdings Co., Ltd. (incorporated by reference to Exhibit 4.4 to the Current Report on Form 8-K filed on December 2, 2016 (File No. 000-55133)).

4.4	Form of Restricted Stock Unit Substitution Agreement of Kubota Pharmaceutical Holdings Co., Ltd. (incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K filed on December 2, 2016 (File No. 000-55133)).

5.1	Opinion of Mori Hamada & Matsumoto.

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Mori Hamada & Matsumoto (contained in Exhibit 5.1 hereto).

24.1	Power of Attorney (contained on signature page hereto).